UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
Credit Agreement between Siouxland Ethanol, LLC and Farm Credit Services of America, FLCA
     The following disclosures are made in compliance with (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant:
     On May 4, 2006, we entered into a credit agreement with Farm Credit Services of America, FLCA (“Farm Credit”) establishing a senior credit facility with Farm Credit for the construction of a 50 million gallon per year dry mill ethanol plant. The construction financing is in the amount of $43,025,000 consisting of a $32,268,750 term loan and a $10,756,250 revolving loan.
     We must pay interest on the borrowed funds at a variable rate equivalent to LIBOR Short Term Index Rate plus 3.0%. The variable rate shall be adjusted at the LIBOR Short Term Index Rate plus 2.85% for any year after 2006 in which, at the end of the preceding year, our owners’ equity is equal to or greater than 60% provided we are not otherwise in default. Interest will be calculated on a 360 day basis.
     We will pay an origination fee of $322,687 to Farm Credit for the loans. We will pay an annual administration fee of $25,000 to Farm Credit. For the revolving credit facility, we will pay a commitment fee of 1/2 of 1% per annum payable on a quarterly basis on the unused portion of the revolving credit facility.
     We are obligated to repay the term construction loan in 30 equal, consecutive, quarterly principal installments of $1,075,625 plus accrued interest, with the first installment due on December 1, 2007 or no later than 6 months after substantial completion of the ethanol plant, and the last installment due on June 1, 2015. During construction we will make monthly payments of interest only. On the earlier of September 1, 2015 or three months following repayment of the term loan we will begin repayment on the revolving term loan in 10 equal, consecutive, quarterly principal installments of $1,075,625 plus accrued interest with the last installment due on the later of December 1, 2017 or ten calendar quarters from the date repayment begins. During the term of the loan, we are required to make special principal payments in an annual amount equal to 65% of our excess cash flow for each year, not to exceed $2,000,000 in any fiscal year. These payments will continue until an aggregate sum of $6,000,000 has been paid to Farm Credit.
     The loans will be secured by a first mortgage on our real estate and a lien on all of our personal property. If we prepay any portion of the construction loans prior to December 1, 2008, we will pay a prepayment charge of 3% in addition to certain surcharges. This prepayment charge will be reduced by 1.0% each year thereafter and any prepayment made on the construction loan after December 1, 2010 will not be subject to a prepayment charge.
     During the term of the loans, we will be subject to certain financial loan covenants consisting of minimum working capital, minimum debt coverage, and minimum tangible net worth. After the construction phase, we will only be allowed to make annual capital expenditures up to $500,000 annually without prior approval. We will also be prohibited from making distributions to our members, however, for each fiscal year commencing with the fiscal year ending 2008, we may make a distribution to our members of 40% of the net profit for such fiscal year after our lender has received audited financial statements for the fiscal year and provided no event of default or potential default exists. We may exceed 40% only if we have made the required free cash flow payment for that fiscal year. We must be in compliance with all financial ratio requirements and loan covenants before and after any distributions to our members.
     Upon an occurrence of an event of default or an event which will lead to our default, Farm Credit may upon notice terminate its commitment to loan funds and declare the entire unpaid principal balance of the loans, plus accrued interest, immediately due and payable. An event of default includes, but is not limited to, our failure to make payments when due, insolvency, any material adverse change in our financial condition or our breach of any of the covenants, representations or warranties we have given in connection with the transaction.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
May 10, 2006	/s/ Tom Lynch
Date	Tom Lynch, President

3